Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2011 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-172123) and the related Prospectus of Radio One, Inc. for the registration of $299,185,432 of 12.5%/15.0% Senior Subordinated Notes and $27,850,174 Senior Subordinated Notes Paid-in-Kind due 2016.
/s/ ERNST & YOUNG LLP
Baltimore, Maryland
July 25, 2011